                                  Exhibit FS-4

                                PG&E Corporation
              Unaudited Pro Forma Consolidated Statement of Income
                For the 12-month period ending December 31, 2001

                                                                   [2]                [3]
                                                                   Corp            Shareholder            Corp Pro Forma
                                                                Historical           Spin-Off
in millions
                                                             ======================================================
Operating revenues
Utility                                                                10,462             (8,378)            2,084
Energy commodities and services                                        12,497                  -            12,497
                                                             ------------------------------------------------------
Total operating revenues                                               22,959             (8,378)           14,581

Operating expenses
Cost of electric energy                                                 4,606             (2,246)            2,360
Cost of energy commodities and services                                11,339             (1,828)            9,511
Operating and maintenance                                               3,113             (1,881)            1,232
Depreciation, amortization and decommissioning                          1,068               (628)              440
Reorganization professional fees and expenses                              97                (67)               30
Total operating expenses                                               20,223             (6,650)           13,573

                                                             ------------------------------------------------------
Operating income (loss)                                                 2,736             (1,728)            1,008
                                                             ------------------------------------------------------

Reorganization interest income                                             91                (91)               (0)
Interest income                                                           122                (31)               91
Interest expenses                                                      (1,213)               852              (361)
Other income (expense)                                                    (38)                46                 8

                                                             ------------------------------------------------------
Income Before Income Taxes                                              1,698               (953)              745
                                                             ------------------------------------------------------
Income taxes provision                                                    608               (374)              234
                                                             ------------------------------------------------------
Net income (loss) Before Cumulative Effect of a                         1,090               (579)              511
Change in Accounting Principle
                                                             ------------------------------------------------------
Cumulative effect of a change in an accounting principle                    9                  -                 9
(net of applicable income taxes of $6 million)
                                                             ------------------------------------------------------
Income (loss) available for common stock                                1,099               (579)              520
                                                             ======================================================

                                  Exhibit FS-4

Note 1: Basis of Presentation

The unaudited pro forma consolidated financial statements of PG&E Corporation (Parent) present the historical financial position and results of operations of the PG&E Corporation, as if the proposed Transaction had occurred as of December 31, 2001, and are not necessarily indicative of the financial position or results of operations that would have existed had the distribution portion of Pacific Gas and Electric Company (Debtor) actually been spun off as of December 31, 2001.

Certain information presented in these pro forma consolidated financial statements relating to the results of operations and financial condition was derived from the historical financial statements of the Parent and Debtor, which have been prepared in accordance with generally accepted accounting principles
(GAAP). Various allocation methodologies were employed to separate the results of operations and financial condition of the distribution-related portions of the Debtor's business from the Debtor's financial statements. The assignment and allocation of revenues and expenses and assets and liabilities in these statements relies upon the structure of the companies as outlined in the Debtor's Plan of Reorganization. Any changes to the Plan of Reorganization could have a material effect on the presentation of these pro forma statements.

The results of operations of Parent include allocations of the regulated revenues of the Reorganized Debtor. As the Debtor is a vertically integrated energy company, its revenues include the tariffed revenues for provision of bundled energy and gas services. Presenting the distribution, transmission, and generation businesses of Debtor separately results in revenues and expenses that reflect arms-length transactions between the businesses that did not occur within the vertically integrated business of Debtor. Consequently, the pro forma results of operations of the Parent include allocations of the regulated revenues for the generation and transmission portions of the Debtor.

Expenses, such as operations and maintenance, depreciation and amortization, and assets, such as property, plant and equipment, materials and supplies, were specifically identified by function and reported accordingly. Various allocations were used to disaggregate other common expenses, assets and liabilities among Debtor's distribution, transmission and generation operations. All of the allocation methodologies use the assumption that the distribution business of the Debtor had operated as a separate, regulated company. On the date of the transaction, certain of the assets and liabilities which were allocated in the historical pro forma consolidated financial statements, such as working capital, may remain with the distribution portion of the Debtor.

Management believes that these allocation methodologies are reasonable under the circumstances. Had the distribution portion of the Debtor actually existed as a separate company, its results could have significantly differed from those presented herein. In addition, future results of operations, financial position and net cash flows could materially differ from the historical results presented.

Note [2]: The financial information of the Corp is derived from the financial statements of PG&E Corporation's 10K.

Note [3]: Spin off of the distribution portion of the Reorganized Debtor - The adjustments in this column represent the impact to the Statement of Income of the proposed Spin-Off of the distribution portion of the Reorganized Debtor.

                                  Exhibit FS-4

Note [4]: Spin off of the distribution portion of the Reorganized Debtor - The adjustments in this column represent the impact to the Balance Sheet of the proposed Spin-Off of the distribution portion of the Reorganized Debtor.

Note [5]: Issuance of New Money Notes - The adjustments in this column represent the impact to the Balance Sheet of the issuance by ETrans, Gen and GTrans of Long-Term Notes to Public or Third Parties and Debtor, as described in Section D-4 of this filing.